Exhibit (a)(1)(A)

OFFER TO EXCHANGE

SERIES Z WARRANTS TO PURCHASE COMMON STOCK

FOR

OUTSTANDING SERIES W WARRANTS TO PURCHASE COMMON STOCK

OF

PAVMED INC.

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON MARCH 19, 2018, UNLESS THE OFFER PERIOD IS EXTENDED. PAVMED INC. MAY EXTEND THE OFFER PERIOD AT ANY TIME.

PAVmed Inc., a Delaware corporation (the “Company” or “PAVmed”), is making an offer, upon the terms and conditions in this Offer to Exchange letter (“Offer Letter”) and the related Letter of Transmittal (which together constitute the “Offer”), to all holders of the Company’s issued and outstanding warrants to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issued pursuant to that certain warrant agreement dated April 28, 2016 (the “Series W Warrants”), to exchange each Series W Warrant tendered during the Offer Period (as hereinafter defined) for 0.5 Series Z warrants (the “Series Z Warrants”). The “Offer Period” is the period commencing on Tuesday, February 20, 2018 and ending at 11:59 p.m., Eastern Time, on Monday, March 19, 2018, or such later date to which the Company may extend the Offer (the “Expiration Date”).

Each Series Z Warrant will entitle the holder to purchase one share of Common Stock at an exercise price of $3.00 per share, subject to adjustment. The Series Z Warrants will be exercisable commencing immediately and will expire on April 30, 2024. Commencing on May 1, 2019, the Company may redeem the outstanding Series Z Warrants, at the Company’s option, in whole or in part, at a price of $0.01 per Series Z Warrant at any time while the Series Z Warrants are exercisable, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the volume weighted average closing price of the Common Stock equals or exceeds $9.00 (subject to adjustment) for any 20 out of 30 consecutive trading days ending three business days before the Company issues its notice of redemption, and provided the average daily trading volume in the Common Stock during such 30-day period is at least 20,000 shares per day; and if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Series Z Warrants.

The Series W Warrants, on the other hand, have an exercise price of $5.00 per share, subject to adjustment, expire on January 29, 2022 and may be redeemed, at the Company’s option, in whole or in part, at a price of $0.01 per Series W Warrant at any time, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the volume weighted average price of the Common Stock equals or exceeds $10.00 (subject to adjustment) for any 20 consecutive trading days ending three business days before we send the notice of redemption, provided that the average daily trading volume in the stock is at least 20,000 shares per day, and if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The Series Z Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. Other than as described above and as set forth in Section 1 of this Offer Letter, the warrant agreement governing the Series Z Warrants will have substantially the same terms as the warrant agreement governing the Series W Warrants for which they are exchanged.

The Common Stock and Series W Warrants trade on the Capital Market of The Nasdaq Stock Market LLC (which we hereafter refer to as “Nasdaq”) under the symbols “PAVM” and “PAVMW,” respectively. On February 16, 2018, the last reported sales price for the Common Stock and Series W Warrants was $1.62 and $0.30, respectively. Warrant holders should obtain current market quotations for the Common Stock and Series W Warrants before deciding whether to tender their Series W Warrants pursuant to the Offer. There is no established public trading market for the Series Z Warrants. PAVmed intends to apply to have the Series Z Warrants listed on Nasdaq under the symbol “PAVMZ.” However, there can be no guarantee that the Series Z Warrants will be approved for listing. If the Series Z Warrants are not qualified for listing on Nasdaq, they will be listed on the OTC Bulletin Board or on a marketplace of the OTC Markets, which are inter-dealer markets that may provide significantly less liquidity than Nasdaq. For purposes of this Offer, a “Business Day” shall mean any day on which trading is conducted on Nasdaq.

The outstanding Series W Warrants eligible to be tendered pursuant to the Offer were all issued in our initial public offering in April 2016 (the “IPO”) and in private placements prior to our IPO (the latter of which automatically converted into Series W Warrants upon completion of the IPO). In addition, any subsequently issued Series W Warrants, including the Series W Warrants that may be issued upon exchange of the Company’s outstanding Series A-1 Warrants (as described in Section 5.A of this Offer Letter), also are eligible to be tendered in this Offer.

The Offer is to permit holders of Series W Warrants to tender Series W Warrants at an exchange ratio of 0.5 Series Z Warrants for each Series W Warrant tendered (one Series Z Warrant for every two Series W Warrants tendered), as described herein. A holder may tender as few or as many Series W Warrants as the holder elects. No fractional Series Z Warrants will be issued. Series W Warrants may only be exchanged for whole Series Z Warrants. In lieu of issuing fractional Series Z Warrants to which any holder of Series W Warrants would otherwise have been entitled, the Company will round the number of Series Z Warrants to which such holder is entitled, after aggregating all fractions, up to the next whole number of Series Z Warrants. Holders also are entitled to exercise their Series W Warrants during the Offer Period in accordance with the terms of the Series W Warrants.

The Offer is not conditioned on any minimum number of Series W Warrants being tendered. The Offer is subject to certain other conditions as described herein.

You may tender some or all of your Series W Warrants on these terms. If you elect to tender Series W Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal. If you wish to exercise your Series W Warrants in accordance with their terms during the Offer Period, please follow the instructions for exercise included in the Series W Warrants.

If you tender Series W Warrants, you may withdraw your tendered Series W Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the Series Z Warrants involves a high degree of risk. See Section 12 of this Offer Letter for a discussion of information that you should consider before tendering Series W Warrants in the Offer.

The Offer will commence on Tuesday, February 20, 2018 (the date the materials relating to the Offer are first sent to the Series W Warrant holders) and will end on the Expiration Date. All of the currently outstanding Series W Warrants are subject to the Offer.

A detailed discussion of the Offer is contained in this Offer Letter. Holders of Series W Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS, OR EMPLOYEES, NOR CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE OFFER (“CST” OR THE “DEPOSITARY”), MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER SERIES W WARRANTS. EACH HOLDER OF A SERIES W WARRANT MUST MAKE HIS, HER, OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER, OR ITS SERIES W WARRANTS.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer Letter or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

February 20, 2018

IMPORTANT PROCEDURES

If you want to tender some or all of your Series W Warrants, you must do one of the following before the Expiration Date:

●	if your Series W Warrants are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, contact the nominee and have the nominee tender your Series W Warrants for you, which typically can be done electronically;

●	if you hold Series W Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Series W Warrants, and any other documents required by the Letter of Transmittal, to CST; or

●	if you are an institution participating in The Depository Trust Company (“DTC”), called the “book-entry transfer facility” in this Offer Letter, tender your Series W Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Series W Warrants, but:

●	your certificates for the Series W Warrants are not immediately available or cannot be delivered to the Depositary; or

●	you cannot comply with the procedure for book-entry transfer; or

●	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Series W Warrants if you comply with the guaranteed delivery procedure described in Section 2.

TO TENDER YOUR SERIES W WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL, AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

NO FRACTIONAL SERIES Z WARRANTS WILL BE ISSUED. SERIES W WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SERIES Z WARRANTS. IN LIEU OF ISSUING FRACTIONAL SERIES Z WARRANTS TO WHICH ANY HOLDER OF SERIES W WARRANTS WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF SERIES Z WARRANTS TO WHICH SUCH HOLDER IS ENTITLED, AFTER AGGREGATING ALL FRACTIONS, UP TO THE NEXT WHOLE NUMBER OF SERIES Z WARRANTS.

SERIES W WARRANTS NOT EXCHANGED FOR SERIES Z WARRANTS WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JANUARY 29, 2022 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

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TABLE OF CONTENTS

SUMMARY		1
THE OFFER		6
1.	GENERAL TERMS	6
2.	PROCEDURE FOR TENDERING SERIES W WARRANTS	6
3.	WITHDRAWAL RIGHTS	11
4.	ACCEPTANCE OF SERIES W WARRANTS AND ISSUANCE OF SERIES Z WARRANTS	12
5.	BACKGROUND AND PURPOSE OF THE OFFER	12
6.	PRICE RANGE OF COMMON STOCK AND SERIES W WARRANTS	20
7.	SOURCE AND AMOUNT OF FUNDS	21
8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES	21
9.	FINANCIAL INFORMATION REGARDING THE COMPANY	22
10.	CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS	23
11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	25
12.	FORWARD-LOOKING STATEMENTS; RISK FACTORS	26
13.	THE DEPOSITARY	30
14.	FEES AND EXPENSES	30
15.	ADDITIONAL INFORMATION; MISCELLANEOUS	31

We are not making the Offer to, and will not accept any tendered Series W Warrants from, Series W Warrant holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to Series W Warrant holders in any such jurisdiction.

You should rely only on the information contained in this Offer Letter and in the Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you should not rely upon that recommendation, information, or representation as having been authorized by us, our board of directors or the Depositary. You should not assume that the information provided in the Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.

We are relying on Section 3(a)(9) of the Securities Act to exempt the Offer from the registration requirements of the Securities Act. We are relying on Section 18(b)(4)(E) of the Securities Act to exempt the Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting tenders in the Offer. In addition, none of the Depositary, or any broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Offer. Our officers, directors, and regular employees may solicit tenders from holders of the Series W Warrants and will answer inquiries concerning the terms of the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

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SUMMARY

Unless otherwise stated in this Offer Letter, references to “we,” “our” or “us” or the “Company” refer to PAVmed Inc. and its subsidiaries. Additionally, unless otherwise stated in this Offer Letter, the number of outstanding Series W Warrants does not include (i) 53,000 Series W Warrants that may be issued upon exercise of unit purchase options issued to the selling agents in our IPO or (ii) 1,399,185 Series W Warrants that may be issued upon exchange of our outstanding Series A-1 Warrants. An investment in our Series Z Warrants involves risks. You should carefully consider the information provided under the heading “Forward-Looking Statements; Risk Factors” beginning on page 19.

The Company	PAVmed Inc., a Delaware corporation. Our principal executive offices are located at One Grand Central Place, Suite 4600, New York, New York 10165. Our telephone number is (212) 949-4319.

The Series W Warrants

As of February 16, 2018, the Company had 10,533,500 Series W Warrants outstanding. Each Series W Warrant is exercisable for one share of Common Stock at an exercise price of $5.00 per share. By their terms, the Series W Warrants will expire on January 29, 2022, unless sooner exercised or redeemed by the Company in accordance with the terms of the Series W Warrants. The Series W Warrants eligible to be tendered pursuant to the Offer consist of the Series W Warrants that were issued in our IPO and in private placements prior to our IPO (the latter of which automatically converted into Series W Warrants upon completion of the IPO). We have no other Series W Warrants outstanding. However, any subsequently issued Series W Warrants, including the Series W Warrants that may be issued upon exchange of the Company’s outstanding Series A-1 Warrants (as described in Section 5.A of this Offer Letter), also are eligible to be tendered in this Offer. The Common Stock issuable upon exercise of the 10,533,500 Series W Warrants outstanding as of February 16, 2018 and eligible to be tendered pursuant to the Offer, if all such Series W Warrants were exercised, would represent approximately 37.9% of our outstanding Common Stock as of February 16, 2018 (not taking into account shares of Common Stock reserved for issuance upon conversion of the Company’s preferred stock or upon exercise of outstanding options or warrants other than the Series W Warrants).

On January 11, 2018, the Company commenced an exchange offer with respect to all of the outstanding Series W Warrants, offering to the holders the opportunity to exercise the Series W Warrants at a temporarily reduced price of $2.00 per share of Common Stock (the “Exercise Offer”). The Exercise Offer expired on February 8, 2018. At such time, 34,345 Series W Warrants were exercised in accordance with the terms of the Exercise Offer.

The Series Z Warrants

As of February 16, 2018, the Company had no Series Z Warrants outstanding. Each Series Z Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $3.00 per share.

The Series Z Warrants will be exercisable commencing immediately and will expire on April 30, 2024. Commencing on May 1, 2019, the Company may redeem the outstanding Series Z Warrants, at the Company’s option, in whole or in part, at a price of $0.01 per Series Z Warrant at any time while the Series Z Warrants are exercisable, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the volume weighted average closing price of the Common Stock equals or exceeds $9.00 (subject-to adjustment) for any 20 out of 30 consecutive trading days ending three business days before the Company issues its notice of redemption, and provided the average daily trading volume in the Common Stock during such 30-day period is at least 20,000 shares per day; and, if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Series Z Warrants.

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The Series Z Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. Under the terms of the warrant agreement, the Company will use its commercially reasonable best efforts to have an effective and current registration statement covering the shares underlying the Series Z Warrants in place no later than October 31, 2018, and to use its best efforts to cause the same to continue to be effective until the expiration of such warrants in accordance with the terms of the warrant agreement. If we do not have a current and effective prospectus relating to the shares of Common Stock issuable upon exercise of the Series Z Warrants at the time that holders wish to exercise such warrants, they will be able to exercise them only on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933. There presently is not a current and effective prospectus relating to exercises of the Series Z Warrants. On the other hand, there are current and effective registration statements relating to the exercise of the publicly held Series W Warrants, which accordingly may be exercised for cash.

Market Price of the Common Stock and the Series W Warrants

The Common Stock and Series W Warrants are listed on NASDAQ under the symbols “PAVM” and “PAVMW,” respectively. On February 16, 2018, the last reported sale prices for the Common Stock and the Series W Warrants were $1.62 and $0.30, respectively.

We intend to apply to have the Series Z Warrants listed on Nasdaq under the symbol “PAVMZ.” However, there can be no guarantee that the Series Z Warrants will be approved for listing. If the Series Z Warrants are not listed on Nasdaq, they will be traded in the over-the-counter markets, such as the OTCBB market, which are inter-dealer markets that may provide significantly less liquidity than Nasdaq.

The Offer	The Offer is to permit holders of Series W Warrants to tender Series W Warrants for Series Z Warrants, at an exchange ratio of 0.5 Series Z Warrants for each Series W Warrant tendered (one Series Z Warrant for every two Series W Warrants tendered), as described herein. A holder may tender as few or as many Series W Warrants as the holder elects. Series W Warrants may only be exchanged for whole Series Z Warrants. In lieu of issuing fractional Series Z Warrants to which any holder of Series W Warrants would otherwise have been entitled, the Company will round the number of Series Z Warrants to which such holder is entitled, after aggregating all fractions, up to the next whole number of Series Z Warrants. Holders also may also exercise their Series W Warrants during the Offer Period in accordance with the terms of the Series W Warrant. See Section 1, “General Terms.”

Reasons for the Offer	The Offer is being made to all holders of Series W Warrants. The purpose of the Offer is to simplify the Company’s capitalization by reducing the number of outstanding Series W Warrants and to align the exercise price of the warrants with the prevailing market price for the Company’s Common Stock. See Section 5.C, “Background and Purpose of the Offer—Purpose of the Offer.”

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Expiration Date of Offer	11:59 p.m., Eastern Time, on Monday, March 19, 2018, or such later date to which we may extend the Offer. All Series W Warrants and related paperwork must be received by the Depositary by this time, as instructed herein. See Section 10, “Conditions; Termination; Waivers; Extensions; Amendments.”

Withdrawal Rights	If you tender your Series W Warrants and change your mind, you may withdraw your tendered Series W Warrants at any time until the Expiration Date, as described in greater detail in Section 3 herein. See Section 3, “Withdrawal Rights.”

Participation by Officers and Directors	Certain of the Company’s executive officers, directors and significant shareholders beneficially own Series W Warrants and will be entitled to participate in the Offer with respect to such warrants on the same terms and conditions as the other holders of Series W Warrants. Lishan Aklog, M.D., the Company’s Chairman and Chief Executive Officer intends to tender the Series W Warrants beneficially owned by him, including those held by HCFP/Capital Partners III LLC and Pavilion Venture Partners LLC, each an affiliate of Dr. Aklog. None of the Company’s other executive officers, directors and significant shareholders have entered into any agreement or other commitment or otherwise indicated whether or not they intend to participate in the Offer. See Section 5.D, “Background and Purpose of the Offer—Interests of Directors and Officers.”

Conditions of the Offer	The conditions of the Offer are:

i.	there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities, or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict, or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

ii.	no order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced, or deemed applicable by any court or governmental, regulatory, or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict, or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities, or prospects;

iii.	in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects, or financial affairs;

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iv.	there shall not have occurred:

a.	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

b.	any material adverse change in the price of the Common Stock in U.S. securities or financial markets;

c	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

d.	any limitation (whether or not mandatory) by any government or governmental, regulatory, or administrative authority, agency, or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

e.	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, as described in Section 10, “Conditions; Termination; Waivers; Extensions; Amendments.” The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. See Section 10, “Conditions; Termination; Waivers; Extensions; Amendments.

Fractional Series Z Warrants	No fractional Series Z Warrants will be issued. Series W Warrants may only be exchanged for whole Series Z Warrants. In lieu of issuing fractional Series Z Warrants to which any holder of Series W Warrants would otherwise have been entitled, the Company will round the number of Series Z Warrants to which such holder is entitled, after aggregating all fractions, up to the next whole number of Series Z Warrants. See Section 1.B, “General Terms—Partial Tender Permitted.”

Board of Directors’ Recommendation	Our board of directors has unanimously approved the Offer. However, none of the Company, its directors, officers, or employees, nor the Depositary, makes any recommendation as to whether to tender Series W Warrants. You must make your own decision as to whether to tender some or all of your Series W Warrants. See Section 1.C, “General Terms—Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

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How to Tender Series W Warrants	To tender your Series W Warrants, you must complete the actions described herein under Section 2 before the Offer expires.

Questions or Assistance	Please direct questions or requests for assistance to the Depositary. Please direct requests for additional copies of this Offer Letter, Letter of Transmittal, or other materials to the Company. The contact information for each of the Depositary and the Company is located on the back cover of this Offer Letter.

Risks of Participating In the Offer	Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment, and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety and review the documents referred to in Sections 8, 9, 12, and 15.

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THE OFFER

1.	GENERAL TERMS

The Offer is to permit holders of Series W Warrants to tender their Series W Warrants for Series Z Warrants, at an exchange ratio of 0.5 Series Z Warrants for each Series W Warrant tendered (one Series Z Warrant for every two Series W Warrants tendered), as described herein. A holder may tender as few or as many Series W Warrants as the holder elects. No fractional Series Z Warrants will be issued. Series W Warrants may only be exchanged for whole Series Z Warrants. In lieu of issuing fractional Series Z Warrants to which any holder of Series W Warrants would otherwise have been entitled, the Company will round the number of Series Z Warrants to which such holder is entitled, after aggregating all fractions, up to the next whole number of Series Z Warrants. Holders also are entitled to exercise their Series W Warrants during the Offer Period in accordance with the terms of the Series W Warrant.

Each Series Z Warrant will entitle the holder to purchase one share of Common Stock at an exercise price of $3.00 per share, subject to adjustment. The Series Z Warrants will be exercisable commencing immediately and will expire on April 30, 2024. Commencing on May 1, 2019, the Company may redeem the outstanding Series Z Warrants, at the Company’s option, in whole or in part, at a price of $0.01 per Series Z Warrant at any time while the Series Z Warrants are exercisable, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the volume weighted average closing price of the Common Stock equals or exceeds $9.00 (subject to adjustment) for any 20 out of 30 consecutive trading days ending three business days before the Company issues its notice of redemption, and provided the average daily trading volume in the Common Stock during such 30-day period is at least 20,000 shares per day; and if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Series Z Warrants.

The Series W Warrants, on the other hand, have an exercise price of $5.00 per share, subject to adjustment, expire on January 29, 2022 and may be redeemed, at the Company’s option, in whole or in part, at a price of $0.01 per Series W Warrant at any time, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the volume weighted average price of the Common Stock equals or exceeds $10.00 (subject to adjustment) for any 20 consecutive trading days ending three business days before we send the notice of redemption, provided that the average daily trading volume in the stock is at least 20,000 shares per day, and if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

In addition, the Series Z Warrants differ from the Series W Warrants in the following respects:

●	In calculating the number of shares issuable upon a “cashless” exercise of the Series Z Warrants, the fair market value of the Common Stock is defined to be the average volume weight average price (“VWAP”) for the ten trading days ending on the trading day immediately prior to the date of exercise or the third trading day prior to the notice of redemption, as applicable. VWAP is defined as the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P., or (b) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser. For the Series W Warrants, “fair market value” is defined to be the average reported last sale price of the Common Stock for the 10 trading days ending on the trading day immediately prior to the date of exercise or the third trading day prior to the notice of redemption, as applicable.

●	For amendments of the Series Z Warrants that require the approval of holders thereof, such approval requires the affirmative consent of two-thirds of the outstanding Series Z Warrants. For amendments of the Series W Warrants that require the approval of holders thereof, such approval requires the affirmative consent of a majority of the outstanding Series W Warrants.

The Series Z Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. Other than as described above, the warrant agreement governing the Series Z Warrants will have substantially the same terms as the warrant agreement governing the Series W Warrants for which they are exchanged. Under the terms of the warrant agreement, the Company will use its commercially reasonable best efforts to have an effective and current registration statement covering the shares underlying the Series Z Warrants in place no later than October 31, 2018, and to use its best efforts to cause the same to continue to be effective until the expiration of such warrants in accordance with the terms of the warrant agreement. If we do not have a current and effective prospectus relating to the shares of Common Stock issuable upon exercise of the Series Z Warrants at the time that holders wish to exercise such warrants, they will be able to exercise them only on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933. There presently is not a current and effective prospectus relating to exercises of the Series Z Warrants. On the other hand, there are current and effective registration statements relating to the exercise of the publicly held Series W Warrants, which accordingly may be exercised for cash.

Pursuant to the warrant agreement governing the Series W Warrants, the Series W Warrants from prior to the IPO held by the Company’s founders, members of management or their affiliates are not subject to redemption as long as such warrants remain held by them. In addition, pursuant to letter agreements between the Company and each of HCFP/Capital Partners III LLC and Pavilion Venture Partners LLC, the Series W Warrants held by them from prior to the IPO may be exercised on a cashless basis as long as such warrants remain held by them (or certain permitted transferees). HCFP/Capital Partners III LLC and Pavilion Venture Partners LLC have entered into a similar letter agreement with respect to the Series Z Warrants, and the warrant agreement governing the Series Z Warrants has a similar provision, so that HCFP/Capital Partners III LLC and Pavilion Venture Partners LLC, and the Company’s other founders, members of management and their affiliates, will have the same rights with respect to any Series Z Warrants issued to them in this Offer.

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The outstanding Series W Warrants eligible to be tendered pursuant to the Offer were all issued in the IPO and in private placements prior to the IPO (the latter of which automatically converted into Series W Warrants upon completion of the IPO). In addition, any subsequently issued Series W Warrants, including the Series W Warrants that may be issued upon exchange of the Company’s outstanding Series A-1 Warrants (as described in Section 5.A of this Offer Letter), also are eligible to be tendered in this Offer.

As of February 16, 2018, the Company had no Series Z Warrants outstanding and 17,235,397 shares of Common Stock outstanding. The shares of Common Stock issuable upon exercise of the 10,533,500 Series W Warrants outstanding as of February 16, 2018 and eligible to be tendered pursuant to the Offer, if all such warrants were exercised, would represent approximately 37.9% of our outstanding shares of Common Stock as of February 16, 2018 (not taking into account shares of Common Stock reserved for issuance upon conversion of the Company’s preferred stock or upon exercise of outstanding options or warrants other than the Series W Warrants).

You may tender some or all of your Series W Warrants on these terms. If you elect to tender Series W Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

If you tender Series W Warrants, you may withdraw your tendered Series W Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

The Series Z Warrants to be exchanged for the Series W Warrants have not been registered with the SEC. As described elsewhere in this Offer Letter, the issuance of the Series Z Warrants upon exchange of the Series W Warrants is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the staff of the Division of Corporation Finance of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Accordingly, if the Series W Warrants you hold are freely tradable, then the Series Z Warrants that you receive in the Offer also will be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act. If such securities are “restricted securities” as defined in Rule 144 under the Securities Act, then the securities that you receive in the Offer also will be “restricted securities.” We are relying on Section 18(b)(4)I of the Securities Act to exempt the Series Z Warrants from the registration and qualification requirements of the state securities laws.

A.	Period of Offer

The Offer will only be open for a period beginning on February 20, 2018 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.

B.	Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Series W Warrants pursuant to the terms of the Offer.

HOLDERS ALSO ARE ENTITLED TO EXERCISE THEIR SERIES W WARRANTS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE SERIES W WARRANT.

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C.	Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS, OR EMPLOYEES, NOR THE DEPOSITARY, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER SERIES W WARRANTS. EACH HOLDER OF A SERIES W WARRANT MUST MAKE HIS, HER, OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER, OR ITS SERIES W WARRANTS.

D.	Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

2.	PROCEDURE FOR TENDERING SERIES W WARRANTS

A.	Proper Tender of Series W Warrants

To validly tender Series W Warrants pursuant to the Offer, your Series W Warrants and a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Series W Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering Series W Warrant holder must set forth: (i) his, her, or its name and address; (ii) the number of Series W Warrants tendered; and (iii) the number of the Series W Warrant certificate(s) representing such Series W Warrants.

Where Series W Warrants are tendered by a registered holder of the Series W Warrants who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker, dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Series W Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Series W Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Series W Warrants, with the signature(s) on the Series W Warrants or instruments of assignment guaranteed.

A tender of Series W Warrants pursuant to the procedures described in this Section 2 will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND SERIES W WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

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NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

DTC PARTICIPANTS; BOOK-ENTRY DELIVERY. The Depositary will establish an account for the Series W Warrants at DTC for purposes of the Offer, within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Series W Warrants by causing DTC to transfer such Series W Warrants into the Depositary’s account in accordance with DTC’s Automated Tender Offer Program (“ATOP”) system. Even though delivery of Series W Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantee, or an Agent’s Message, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Series W Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant. The term “Book-Entry Confirmation” means a timely confirmation of a book-entry transfer of Series W Warrants into the Depositary’s account at DTC.

BENEFICIAL OWNERS OF SERIES W WARRANTS HELD IN STREET NAME. If your Series W Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company, or other financial intermediary, you must instruct that holder to tender your Series W Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a financial intermediary to tender and deliver Series W Warrants on your behalf using the procedures described above.

UNLESS THE SERIES W WARRANTS BEING TENDERED ARE DELIVERED TO THE DEPOSITARY BY 11:59 P.M., EASTERN TIME, ON MARCH 19, 2018 (THE EXPIRATION DATE) ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR A PROPERLY TRANSMITTED AGENT’S MESSAGE, THE COMPANY MAY, AT ITS OPTION, TREAT SUCH TENDER AS INVALID. ISSUANCE OF SERIES Z WARRANTS UPON TENDER OF SERIES W WARRANTS WILL BE MADE ONLY AGAINST THE VALID TENDER OF SERIES W WARRANTS.

GUARANTEED DELIVERY. Notwithstanding the foregoing, if you want to tender your Series W Warrants pursuant to the Offer, but (i) your Series W Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Series W Warrants, if all the following conditions are met:

(a)	the tender is made by or through an Eligible Institution;

(b)	the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

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(c)	the Depositary receives, within two Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1)	the certificates for all tendered Series W Warrants, or confirmation of receipt of the Series W Warrants pursuant to the procedure for book-entry transfer as described above, and

(2)	a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal. In any event, the issuance of Series Z Warrants for Series W Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Series W Warrants, properly completed and duly executed Letter(s) of Transmittal and any other required documents.

B.	Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt), and acceptance for exchange of any tenders of Series W Warrants will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Series W Warrants that it determines are not in proper form or reject tenders of Series W Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Series W Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

C.	Tender Constitutes an Agreement

A tender of Series W Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Series W Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended, or terminated by us as provided herein; (ii) such Series W Warrant holder is voluntarily participating in the Offer; (iii) the future value of our Series W Warrants is unknown and cannot be predicted with certainty; (iv) such Series W Warrant holder has read this Offer Letter; (v) such Series W Warrant holder has consulted his, her, or its tax and financial advisors with regard to how the Offer will impact the tendering Series W Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Series W Warrant holder’s tender of Series W Warrants or receipt of proceeds are solely his, her, or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax, or other tax-related items (“Tax Items”) related to the Offer and the disposition of Series W Warrants, such Series W Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her, or its sole responsibility. In that regard, a tender of Series W Warrants authorizes us to withhold all applicable Tax Items potentially payable by a tendering Series W Warrant holder. Our acceptance for payment of Series W Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering Series W Warrant holder and us upon the terms and subject to certain conditions of the Offer.

D.	Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Series W Warrants in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Series W Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such Series W Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

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3.	WITHDRAWAL RIGHTS

Tenders of Series W Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1I of the Exchange Act, the Company may retain all Series W Warrants tendered and tenders of such Series W Warrants may not be rescinded, except as provided in this Section 3. Notwithstanding the foregoing, tendered Series W Warrants may also be withdrawn if the Company has not accepted the Series W Warrants for exchange by April 16, 2018 (the 40th business day after the initial commencement of the Offer).

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Series W Warrants for which tenders are to be withdrawn and the number of Series W Warrants to be withdrawn. If the Series W Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Series W Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Series W Warrant holder) and the serial numbers shown on the particular certificates evidencing the Series W Warrants to be withdrawn. Withdrawal may not be cancelled, and Series W Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Series W Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Series W Warrants desiring to withdraw tendered Series W Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her, or its Series W Warrants. In order to withdraw previously tendered Series W Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through DTC’s ATOP system by (i) withdrawing its acceptance through DTC’s ATOP system, or (ii) delivering to the Depositary by mail, hand delivery, or fax a notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the ATOP system to which such withdrawal relates. A DTC participant may withdraw a tendered Series W Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her, or its Series W Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the Series W Warrant holder who tendered the Series W Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Series W Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Series W Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Series W Warrant holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.

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4.	ACCEPTANCE OF SERIES W WARRANTS AND ISSUANCE OF SERIES Z WARRANTS

Upon the terms and subject to the conditions of the Offer, we will accept for exchange Series W Warrants validly tendered as of the Expiration Date, as described herein. The Series Z Warrants to be issued will be delivered promptly following the Expiration Date. In all cases, Series W Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of the Series W Warrants, a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Series W Warrants that are validly tendered and for which tenders are not withdrawn, as described herein, unless the Company gives written notice to the Series W Warrant holder of its non-acceptance prior to the Expiration Date.

If you tender unlegended Series W Warrants pursuant to the Offer, and you are not an affiliate of the Company, you will receive unlegended Series Z Warrants, which will be freely tradable. If you tender legended Series W Warrants pursuant to the Offer, and/or if you are an affiliate of the Company, you will receive legended Series Z Warrants, which will be “restricted securities” as defined in Rule 144 under the Securities Act.

5.	BACKGROUND AND PURPOSE OF THE OFFER

	A.	Information Concerning the Company

We are a highly-differentiated multi-product medical device company organized to advance a broad pipeline of innovative medical technologies from concept to commercialization. We employ a business model focused on capital efficiency and speed to market. Since our inception on June 26, 2014, our activities have focused on advancing the lead products in our pipeline towards regulatory approval and commercialization, while protecting our intellectual property, and strengthening our corporate infrastructure and management team. Our products are all in the development phase and have not yet received regulatory approval.

The following is a brief overview of the products currently in our pipeline, including: CarpX, PortIO, NextCath, DisappEAR, NextFlo, and Caldus. Among other things, we have:

●	filed final nonprovisional patent applications for PortIO, CarpX, NextCath, and Caldus and acquired a patent and related patent applications (one of which was subsequently granted) for NextFlo and entered into a licensing agreement with a group of academic centers securing the worldwide rights in perpetuity to a family of patents and patent applications underlying the DisappEAR product;

●	advanced, in partnership with our design and contract manufacturing partners, our CarpX product from concept to working prototypes, completed successful benchtop and cadaver testing confirming the device consistently cuts the transverse carpal ligament, as well as commercial design and development, and performed pre-submission verification and validation testing; on November 27, 2017 we filed a 510(k) premarket notification submission with the FDA for our CarpX minimally invasive device designed to treat carpal tunnel syndrome;

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●	advanced, in partnership with our design and contract manufacturing partners, our PortIO product from concept to working prototypes, benchtop, animal, and cadaver testing, commercial design and development, verification and validation testing, and in December 2016, we made an initial submission to the FDA for 510(k) market clearance for use in patients requiring 24-hour emergency type vascular access. After further discussion with the FDA, we have decided to pursue a broader clearance for use in patients with a need for vascular access up to seven days under section 513(f)2 of the Federal Food, Drug and Cosmetic Act, also referred to as de novo classification. We have filed with the FDA a pre-submission package and requested an in-person meeting regarding the submission and review. As we await the meeting date in January 2018, we will continue our planning and development of an initial commercialization strategy, in partnership with our medical advisors, focused on short-term applications in patients with poor venous access and future regulatory strategy focused on expanded, longer-term indications and other clinical applications;

●	engaged a design and contract manufacturing firm to design and develop the DisappEAR product in collaboration with our academic partners at Tufts University and Harvard Medical School; initiated transfer of laboratory process for creating silk ear tubes into a commercial setting, and begun testing and optimization of manufacturing processes;

●	engaged design and contract manufacturing firms with experience in extrusions which has completed initial design work on the first product in the NextCath product, and completed head-to-head testing of retention forces, comparing our working prototype to several competing products, which has validated our approach and advanced the commercial design and development process focusing on optimizing the self-anchoring helical portion as well as cost of materials and manufacturing processes; and

●	advanced the design and development of the NextFlo device, including a redesign which dramatically simplifies the product, lowers the projected cost of goods and expands its application to routine inpatient infusion sets, and completed benchtop testing of a working prototype demonstrating constant flows across the range of pressures encountered in clinical situations.

In addition:

●	we are evaluating which initial applications for our Caldus disposable tissue ablation technology to pursue from a clinical and commercial point-of-view, and will reinitiate development activity on this product once resources are available; in collaboration with our design, engineering and manufacturing partners we have completed proof of principle testing demonstrating we can deliver temperatures of >90C to a balloon catheter for at least 20 minutes of ablation time and histologically confirmed tissue necrosis in a wide variety of tissues and organs in a pig model; we are currently optimizing the design of the renal denervation balloon and catheter and enhancing the design of the infusion device to higher specifications including temperatures up to 140C and significantly higher flow rates;

●	we remain actively engaged with our full-service regulatory consulting partner who is working closely with our contract design, engineering and manufacturing partners as our products advance towards regulatory submission, clearance, and commercialization;

●	we are evaluating a number of product opportunities and intellectual property covering a spectrum of clinical conditions, which have been presented to us by clinician innovators and academic medical centers, for consideration of a partnership to develop and commercialize these products; we are also exploring opportunities to partner with larger medical device companies to commercialize our lead products as they move towards regulatory clearance and commercialization; we are evaluating strategic merger and acquisition opportunities which synergize with our growth strategy; and

●	we are exploring other opportunities to grow our business and enhance shareholder value through the acquisition of pre-commercial or commercial stage products and /or companies with potential strategic corporate and commercial synergies.

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We have not generated revenues to date and have financed our operations through sales of our equity and debt securities as described below.

We were incorporated on June 26, 2014 in the State of Delaware under the name PAXmed Inc. In April 2015, we changed our name to PAVmed Inc.

Recent Developments

Regulatory Developments

On November 27, 2017, we filed a 510(k) premarket notification submission with the FDA for our CarpX minimally invasive device designed to treat carpal tunnel syndrome.

On December 17, 2016, we filed a 510(k) premarket notification submission with the FDA for our PortIO Intraosseous Infusion System, relying upon substantial equivalence to a previously approved predicate device with an indication for use for up to 24 hours. We engaged with the FDA on the issue of substantial equivalence, including an in-person meeting in July 2017, and had submitted a response based on the FDA’s feedback which included narrower indications and inclusion of a needle in the kit. Despite these modifications, the FDA determined that PortIO is not substantially equivalent to the proposed predicate and encouraged us to instead pursue classification under section 513(f)(2) of the Federal Food, Drug, and Cosmetic Act, also referred to as de novo classification. We decided to follow the FDA’s recommendation and pursue a de novo classification for PortIO under a broader indication, with an indication for use up to seven days, as opposed to 24 hours. In this regard, we filed our de novo pre-submission package with the FDA for PortIO on October 30, 2017.

Initial Public Offering

In January 2016, the registration statement on Form S-1 (File No. 333-203569) for our IPO was declared effective by the SEC. On April 28, 2016, we consummated our IPO of 1,060,000 units, each unit consisting of one share of common stock and one Series W Warrant. The units were sold at an offering price of $5.00 per unit, generating gross proceeds of $5.3 million, and net cash proceeds of $4.2 million, after deducting cash selling agent discounts and commissions and offering expenses. Upon consummation of our IPO, our outstanding warrants issued prior to our IPO automatically converted into Series W Warrants. The Series W Warrants have an exercise price of $5.00 per share, subject to adjustment in the event of stock dividends, stock splits and similar transactions. The Series W Warrants expire on January 29, 2022, or earlier upon redemption.

Pursuant to the warrant agreement governing the Series W Warrants, the Series W Warrants held by the Company’s founders, members of management or their affiliates from prior to the IPO are not subject to redemption as long as such warrants remain held by them. In addition, pursuant to letter agreements between the Company and each of HCFP/Capital Partners III LLC and Pavilion Venture Partners LLC, the Series W Warrants held by them from prior to the IPO may be exercised on a cashless basis as long as such warrants remain held by them (or certain permitted transferees). HCFP/Capital Partners III LLC and Pavilion Venture Partners LLC have entered into a similar letter agreement with respect to the Series Z Warrants, and the warrant agreement governing the Series Z Warrants has a similar provision, so that HCFP/Capital Partners III LLC and Pavilion Venture Partners LLC, and the Company’s other founders, members of management and their affiliates, will have the same rights with respect to any Series Z Warrants issued to them in this Offer.

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Preferred Stock Financings

On January 26, 2017, we entered into a Securities Purchase Agreement, pursuant to which we agreed to issue and sell to investors up to an aggregate of $3,000,000 of units at a price of $6.00 per unit, each unit consisting of one share of Series A Preferred Stock and one of our Series A Warrants. At closings which took place on January 26, 2017, January 31, 2017 and March 8, 2017, 422,838 of units were sold for aggregate gross proceeds of approximately $2.5 million.

On August 4, 2017, we entered into a Securities Purchase Agreement, pursuant to which we agreed to issue and sell to investors up to an aggregate of $600,000 of units at a price of $4.00 per unit, each unit consisting of one share of Series A-1 Preferred Stock and one Series A-1 Warrant. At a closing which took place on August 4, 2017, 125,000 units were sold for aggregate gross proceeds of $500,000.

On November 17, 2017, we completed an exchange of with the holders of 154,837 of the shares of Series A Preferred Stock and 154,837 of the Series A Warrants, pursuant to which such holders received 1.5 shares of Series A-1 Preferred Stock for each tendered share of Series A Preferred Stock and one Series A-1 Warrant for each tendered Series A Warrant.

The Series A Preferred Stock presently has a conversion price of $4.56 per share. The Series A Warrants have an exercise price of $6.01 per share, are currently exercisable and expire on April 30, 2024. Each Series A Warrant also is exchangeable, at the option of the holder, for four Series X Warrants. The Series X Warrants will have an exercise price of $6.00 per share, will become exercisable on October 31, 2018 and will expire on April 30, 2024, or earlier upon redemption. No Series X Warrants have been issued to date.

The Series A-1 Preferred Stock has a conversion price of $4.00 per share. The Series A-1 Warrants have an exercise price of $6.67 per share, are currently exercisable and expire on April 30, 2024. Each Series A-1 Warrant also is exchangeable, at the option of the holder, for either (i) five Series W Warrants or (ii) four Series X-1 Warrants. The Series X-1 Warrants will have an exercise price of $6.00 per share, will become exercisable on October 31, 2018 and will expire on April 30, 2024, or earlier upon redemption. No Series X-1 Warrants have been issued to date.

The conversion price of the Series A Preferred Stock and the exercise price of the Series A Warrants are subject to adjustment in the event of stock dividends, stock splits and similar transactions, and are subject to weighted average anti-dilution adjustment based on certain subsequent equity sales. The conversion price of the Series A Preferred Stock and the exercise price of the Series A Warrants will be adjusted as a result of the Offer, with the amount of the adjustment to be determined based on the results of the Offer. The conversion price of the Series A-1 Preferred Stock and the exercise price of the Series X Warrants, Series A-1 Warrants and Series X-1 Warrants are subject to adjustment in the event of stock dividends, stock splits and similar transactions, but are not subject to anti-dilution adjustment based on subsequent equity sales. Accordingly, the conversion or exercise price, as applicable, of each such security will not be adjusted as a result of the Offer.

Note Financing

On June 30, 2017, we entered into a Note and Securities Purchase Agreement with Scopia Holdings LLC (“Scopia”). Effective July 3, 2017, we consummated the sale of securities pursuant to the agreement, upon the issuance by us of a 15.0% senior secured promissory note with a principal amount of $5,000,000 to Scopia; the issuance by us of an aggregate of 2,660,000 Series S Warrants to purchase shares of our common stock to Scopia and its designees; and the delivery by Scopia to us of $4.8 million in cash, representing the principal amount of the secured promissory note net of Scopia’s costs. As of the date hereof, 1,186,080 of the Series S Warrants have been exercised (including 122,360 on a cashless basis). The Series S Warrants have an exercise price of $0.01 per share, subject to adjustment in the event of stock dividends, stock splits and similar transactions. The Series S Warrants expire on June 30, 2032.

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Exercise Offer

On January 11, 2018, the Company commenced the Exercise Offer with respect to all of the outstanding Series W Warrants, offering to the holders the opportunity to exercise the Series W Warrants at a temporarily reduced price of $2.00 per share of Common Stock. The Exercise Offer expired on February 8, 2018. At such time, 34,345 Series W Warrants were exercised in accordance with the terms of the Exercise Offer.

Rights Offering

The Company intends to conduct a rights offering. Pursuant to the rights offering, the Company expects to distribute to the holders of outstanding shares of its Common Stock, for no consideration, one transferable right to purchase a new unit of the Company’s securities for each share of Common Stock outstanding. Each unit is expected to be comprised of one share of Common Stock and one Series Z Warrant. The rights are expected to be exercisable at a price of $2.25 per unit.

Our Business Model

In contrast to pharmaceuticals and other life science technologies, which typically require long and capital intensive paths to translate cellular or biochemical processes into commercially-viable therapeutics or diagnostics, we believe that medical devices have the potential to move much more rapidly from concept to commercialization with significantly less capital investment. Many commercially successful medical devices are often elegant solutions to important and prevalent clinical problems. Most medical device companies, however, are not structurally or operationally equipped to fulfill this potential. According to a report by Josh Makower, M.D., Consulting Professor of Medicine at Stanford University, the typical medical device company will spend over $31.0 million and take approximately five years to develop and commercialize a product through the FDA’s 510(k) pathway and over $100.0 million and seven or more years through the PMA pathway.

Prior to forming PAVmed, our leadership team established a model to realize this potential in single-product companies by advancing medical device products from concept to commercialization using significantly less capital and time than a typical medical device company. When previously applied to single-product venture backed companies, the model utilized a virtual business structure. PAVmed’s structure enables us to retain the model’s tight focus on capital and time efficiency and the core elements which drive that efficiency, including limited infrastructure and low fixed costs, while taking advantages of the economies of scale and flexibility inherent in a multi-product company.

Project Selection

A key element of our model is the project selection process. We choose projects to develop and commercialize based on characteristics which contribute to a strong commercial opportunity. We place a heavy emphasis on medical device products with the potential for high-margins and high-impact in attractive markets without regard to the target specialty or clinical area.

Our project selection process begins with the identification of an unmet clinical need. We seek prevalent medical conditions where we believe an opportunity exists to advance the care of the patient through improvements in existing technologies or the introduction of new platform technologies. In the current healthcare environment, this usually means that our products have to be less invasive and more cost effective. We select projects which we believe have the potential to lessen procedural invasiveness and/or the opportunity to shift care from the surgical operating room to lower-cost venues such as the interventional suite or the ambulatory setting. We expect our products to decrease complications, hospital stays, recovery times and indirect costs associated with a patient’s loss of productivity.

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For example, at the time of its introduction, Vortex Medical’s AngioVac system was a new platform technology which for the first time allowed physicians to remove large blood clots from patients without the need for open surgery or clot-dissolving medications. This allowed AngioVac to command premium pricing using surgical reimbursement codes, achieve high gross margins and enter a large addressable market consisting of hundreds of thousands of patients who previously did not have a non-surgical /-non-thrombolytic treatment option. On the other hand, Saphena Medical’s VenaPax system is an improvement to existing endoscopic vessel harvesting tools which promises to shorten procedure times and decrease vessel trauma at a lower overall cost, providing it an opportunity to capture market share based on price and efficacy.

Additional characteristics which impact a project’s commercial opportunity are its technology, regulatory and reimbursement profiles. We typically select projects with strong intellectual property position, low to moderate technological complexity, low to moderate manufacturing costs and primarily disposable products that do not require significant capital equipment.

One of the most important features we consider is the project’s regulatory pathway, both in the U.S. and internationally. The FDA’s less arduous 510(k) pathway requires us to demonstrate that our product is safe and substantially equivalent to FDA-cleared predicates. The FDA’s more costly and prolonged PMA pathway requires us to demonstrate that our product is safe and effective through randomized clinical studies. A product which is eligible for the 510(k) pathway will require substantially less capital and time than one that requires full PMA clearance. With all of our products we are very aggressive about identifying what we believe are the quickest paths to regulatory clearance, paying very careful attention to selection of the best predicates and references as well as careful attention to precisely crafting the primary indications for use language. Although we favor products eligible for the FDA’s 510(k) pathway, with or without clinical safety studies, we may also pursue PMA pathway products with large addressable markets. We have a variety of options to commercialize such products more efficiently by initially, or even exclusively, targeting European or emerging markets which have shorter, less costly regulatory pathways for such projects. We also attempt to identify narrower applications and indications with lower regulatory hurdles that will allow us to start commercializing our product, while broader applications and indications with higher hurdles move through the regulatory process.

The project’s reimbursement profile, both in the U.S. and internationally, is another very important component of the project’s commercial opportunity. We prefer projects with existing reimbursement codes, the opportunity to seek reimbursement under higher-value surgical procedure codes or the potential to seek reimbursement under narrow, product-specific codes as opposed to bundled procedure codes.

Development and Commercialization Processes

Once we add a project to our pipeline, we map out development and commercialization processes specifically tailored to the product seeking to optimize capital and time efficiency and maximize value creation. The model emphasizes parallel development processes, such as engineering, quality, regulatory, supply chain, and manufacturing, utilizing outsourced, best-in-class process experts on an as-needed basis. We initially select the shortest, most-efficient path to commercialization of a safe and effective first-generation product. We then proceed with iterative product development based on real-life product performance and user feedback.

We intend to continue to utilize outsourced best-in-class process experts. We have strong relationships with a network of experts in design engineering, regulatory affairs, quality systems, supply chain management and manufacturing, including many with highly specialized skills in areas critical to our current and future pipeline. We will not be reluctant, however, to in-source certain heavily utilized process experts when and if we decide that such a move will enhance our ability to execute on our strategy. As we grow, we expect to maintain a lean management infrastructure while expanding our bandwidth primarily with skilled project managers.

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Although the PHG and PMI companies were created with a credible path to self-commercialization, they were fundamentally “built to sell.” We believe our structure will enhance our flexibility to commercialize our products compared to these and other single-product, development-stage companies. We retain the flexibility to fully commercialize our products ourselves or co-market them with strategic partners through sales and distribution agreements. We may also choose to monetize products through licensing agreements or the sale of the products’ underlying technology if consistent with our broader business strategy. We currently expect to commercialize our products through a network of independent U.S. medical distributors. We eventually may, however, choose to build (or obtain through a strategic acquisition) our own sales and marketing team to commercialize some or all of our products if it is in our long-term interests. As our pipeline grows, we may choose to jointly commercialize subsets of related products which target certain medical specialties or healthcare locations.

B.	Establishment of Offer Terms; Approval of the Offer

Our board of directors unanimously approved the terms of the exchange of Series W Warrants for Series Z Warrants, including the exchange ratio. Our board of directors set the exchange ratio in order to provide the holders of the Series W Warrants with an incentive to exchange the Series W Warrants.

C.	Purpose of the Offer

The Offer is being made to all holders of Series W Warrants. The purpose of the Offer is to simplify the Company’s capitalization by reducing the number of outstanding Series W Warrants and to better align the exercise price of the warrants with the prevailing market price for the Company’s Common Stock. By allowing holders of Series W Warrants to exchange one Series W Warrant for 0.5 Series Z Warrants, the Company potentially will reduce the number of shares of Common Stock that are issuable upon exercise of its outstanding warrants and, by replacing the Series W Warrants with Series Z Warrants, decrease the price per share for acquiring additional shares of Common Stock pursuant to its outstanding warrants. For example, if 1,000,000 Series W Warrants were validly tendered in the Offer, the Company would issue 500,000 Series Z Warrants in exchange for such tendered Series W Warrants, exercisable for an aggregate of 500,000 shares of Common Stock at an aggregate exercise price of $3.00 per share, for an aggregate exercise price of $1,500,000. By contrast, if 1,000,000 Series W Warrants were exercised for Common Stock on a cash basis pursuant to the terms of the Series W Warrants, the Company would issue 1,000,000 shares of Common Stock at a price of $5.00 per share, for an aggregate exercise price of $5,000,000. The Company believes these changes: (i) will provide investors and potential investors with greater certainty as to the Company’s capital structure and reduce their exposure to dilutive share purchases, thereby making the Company more attractive to investors, and (ii) will mitigate downward pressure on the market price of the Company’s Common Stock that could be created by the exercise of the Series W Warrants. The Series W Warrants acquired pursuant to the exchange will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any security holder’s proportionate interest in the assets or earnings and profits of the Company.

D.	Interests of Directors and Executive Officers

As of February 16, 2017, there were outstanding Series W Warrants to purchase an aggregate of 2,666,406 shares of Common Stock. The Company’s executive officers, directors and significant shareholders beneficially own the Series W Warrants set forth in the table below and will be entitled to participate in the Offer with respect to such warrants on the same terms and conditions as the other holders of Series W Warrants. Lishan Aklog, M.D., the Company’s Chairman and Chief Executive Officer intends to tender the Series W Warrants beneficially owned by him, including those held by HCFP/Capital Partners III LLC and Pavilion Venture Partners LLC, each an affiliate of Dr. Aklog. None of the Company’s other executive officers, directors and significant shareholders have entered into any agreement or other commitment or otherwise indicated whether or not they intend to participate in the Offer. The business address for each such person is: c/o PAVmed Inc., One Grand Central Place, Suite 4600, New York, New York 10165, and the telephone number for each such person is (212) 949-4319.

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Name	Position with the Company	Number of Series W Warrants Held	Percentage of Series W Warrants Held
Lishan Aklog, M.D.	Chairman and Chief Executive Officer	7,937,544	75.4%
Michael Glennon	Vice Chairman	–	–
Dennis M. McGrath	Executive Vice President and Chief Financial Officer	–	–
Brian deGuzman, M.D.	Chief Medical Officer	–	–
James L. Cox, M.D.	Director	–	–
Ronald M. Sparks	Director	–	–
David Weild IV	Director	–	–
David S. Battleman, M.D.	Director	–	–

The Series W Warrants beneficially owned by Dr. Aklog include the Series W Warrants held by HCFP/Capital Partners III LLC, of which Dr. Aklog is a co-manager, as described below, the Series W Warrants held by Pavilion Venture Partners LLC, of which Dr. Aklog is the manager, as described below, and 20,000 Series W Warrants held by HCFP/AG LLC, an entity controlled by him.

Each of Ira Scott Greenspan, HCFP/Capital Partners III LLC and Pavilion Venture Partners LLC beneficially owns more than 10% of the Company’s Common Stock and may be deemed a control person with respect to the Company. In addition, Mr. Greenspan is a former director of the Company. Mr. Greenspan beneficially owns 5,694,855 Series W Warrants, representing 54.1% of the outstanding Series W Warrants, including the Series W Warrants held by HCFP/Capital Partners III LLC, of which Mr. Greenspan is a co-manager, as described below, and 20,000 Series W Warrants held by HCFP/AG LLC, an entity controlled by him. HCFP/Capital Partners III LLC beneficially owns 5,646,562 Series W Warrants, representing 53.6% of the outstanding Series W Warrants. Pavilion Venture Partners LLC beneficially owns 2,220,532 Series W Warrants, representing 21.1% of the outstanding Series W Warrants. The business address for Mr. Greenspan and HCFP/Capital Partners III LLC is 420 Lexington Ave, Suite 300, New York, New York 10170, and the telephone number for each is (212) 401-1951. The business address for Pavilion Venture Partners LLC is 10 Hickory Pine Court, Purchase, New York 10577, and the telephone number for such entity is (914) 615-9308.

Except as set forth above, none of the Company’s other executive officers, directors or control persons hold Series W Warrants. The Company does not beneficially own any Series W Warrants.

Neither the Company nor, to the best of the Company’s knowledge, any of the Company’s current directors, executive officers, or any person holding a controlling interest in us has engaged in any transactions during the past 60 days involving the Series W Warrants eligible to be tendered pursuant to the Offer, except that :

●	On November 22, 2017, HCFP/Capital Partners IIIB LLC, distributed 192,317 Series W Warrants on a pro rata basis to the holders of its membership interests.

●	Commencing on January 11, 2018, the Company offered to the holders of its Series W Warrants the opportunity to exercise such warrants at a temporarily reduced exercise price of $2.00 per share of common stock. At the expiration of the offer on February 8, 2018, holders of 34,345 Series W Warrants exercised such warrants at the reduced exercise price.

E.	Plans, Proposals, or Negotiations

The Company intends to conduct a rights offering. Pursuant to the rights offering, the Company expects to distribute to the holders of outstanding shares of its Common Stock, for no consideration, one transferable right to purchase a new unit of the Company’s securities for each share of Common Stock outstanding. Each unit is expected to be comprised of one share of Common Stock and one Series Z Warrant. The rights are expected to be exercisable at a price of $2.25 per unit.

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HCFP/Capital Partners III LLC may, in the future, distribute the Series W Warrants held by it (or Series Z Warrants held by it, if the Series W Warrants are exchanged pursuant to the Offer) to its members, on a pro rata basis.

Except as described above and elsewhere in this Offer Letter, including in Section 8, there are no present plans, proposals, or negotiations by the Company or, to the Company’s knowledge, by any of its executive officers, directors or controlling persons, that relate to or would result in:

●	any extraordinary corporate transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries;

●	a purchase, sale, or transfer of a material amount of assets of the Company or any of its subsidiaries;

●	any material change in the present dividend rate or policy, or indebtedness, or capitalization of the Company;

●	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board, or to change any material term of the employment contract of any executive officer;

●	any other material change in the Company’s corporate structure or business;

●	any class of equity security of the Company to be delisted from a national securities exchange;

●	any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

●	the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

●	the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or

●	changes in the Company’s Certificate of Incorporation, as amended, or Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS, OR EMPLOYEES, NOR THE DEPOSITARY, MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER ANY SERIES W WARRANTS. EACH HOLDER OF A SERIES W WARRANT MUST MAKE HIS, HER, OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER, OR ITS SERIES W WARRANTS.

6.	PRICE RANGE OF COMMON STOCK AND SERIES W WARRANTS

We completed our IPO of units, each unit consisting of one share of Common Stock and one Series W Warrant, on April 28, 2016. On July 27, 2016, the 90th day after the completion of our IPO, the Common Stock and Series W Warrants commenced separate trading on the Nasdaq Capital Market under the symbols “PAVM” and “PAVMW,” respectively. On February 16, 2018, the last reported sale prices for the Common Stock and the Series W Warrants were $1.62 and $0.30, respectively.

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The Company recommends that holders obtain current market quotations for the Common Stock and the Series W Warrants, among other factors, before deciding whether or not to tender their Series W Warrants.

	Common Stock		Series W Warrants
	High	Low	High	Low
2018:
First Quarter*	$3.98	$1.3501	$1.56	$0.2113
2017:
Fourth Quarter	$5.70	$2.18	$1.91	$0.38
Third Quarter	$8.59	$2.86	$2.65	$0.98
Second Quarter	$5.43	$3.57	$4.53	$1.51
First Quarter	$8.00	$4.64	$5.84	$2.24
2016:
Fourth Quarter	$14.00	$6.80	$8.00	$5.51
Third Quarter**	$15.24	$5.00	$4.85	$4.00

*    Through February 16, 2018.

**  Commencing July 27, 2016.

7.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Series W Warrants for Series Z Warrants, there is no source of funds or other cash consideration being paid by the Company to those tendering Series W Warrants. We will use our existing funds to pay expenses associated with the Offer.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Except as described herein, none of the Company or, to our knowledge, any of our executive officers, directors or controlling persons, is a party to any contract, arrangement, understanding, or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding, or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents, or authorizations.

Option Agreements. The Company has issued options to purchase 3,102,140 shares of Common Stock to its officers, directors, employees and consultants. The options have a weighted average exercise price of $4.05 per share. Of such options:

●	On April 28, 2016, the Company granted each of Lishan Aklog, M.D., the Company’s Chairman and Chief Executive Officer, Michael Glennon, the Company’s Vice Chairman, and Dr. deGuzman, the Company’s Chief Medical Officer, a ten-year option to purchase 278,726 shares of Common Stock. Each of these options has an exercise price of $5.00 per share, vests as to 3/36 of the shares on July 28, 2016 and in 33 equal monthly installments thereafter and expires on April 28, 2026.

●	On April 28, 2016, the Company granted each of Ira S. Greenspan, a significant shareholder and a former director of the Company, and David Weild IV, James L. Cox and Ronald M. Sparks, each a director of the Company, a ten-year option to purchase 97,554 shares. Each of these options has an exercise price of $5.00 per share, vests as to 3/36 of the shares on July 28, 2016 and in 33 equal monthly installments thereafter and expires on April 28, 2026.

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●	On March 20, 2017, the Company granted Dennis McGrath, the Company’s Chief Financial Officer, a ten-year option to purchase 250,000 shares. The option has an exercise price of $5.95 per share, vests in 12 equal quarterly installments on the last day of each fiscal quarter, commencing on June 30, 2017, and expires on March 20, 2027.

●	On February 14, 2018, the Company granted each of Lishan Aklog, M.D., and Dennis McGrath a ten-year option to purchase 195,108 shares, and granted each of David Weild IV, David S. Battleman, M.D., James L. Cox, M.D., Ronald M. Sparks, Brian deGuzman, M.D., and Michael Glennon a ten-year option to purchase 100,000 shares. Each of these options has an exercise price of $2.01 per share, vests in 12 equal quarterly installments on the last day of each fiscal quarter, commencing on March 31, 2018, and expires on February 14, 2028.

Unit Purchase Option. On April 28, 2016, in connection with the closing of our IPO, we granted the selling agent for our IPO an option to purchase up to 53,000 units (5% of the units sold in the offering) at $5.50 per unit. The units, each comprised of one share of Common Stock and one Series W Warrant, are identical to those offered in our IPO.

Other Outstanding Securities. In connection with the financings described in Section 5.A of this Offer Letter, the Company has issued shares of its common stock, Series W Warrants, Series A Preferred Stock, Series A Warrants, Series A-1 Preferred Stock, Series A-1 Warrants, Series S Warrants and a 15.0% senior secured promissory note. The material terms of the documents governing these securities are described in Section 5.A of this Offer Letter.

Cashless Exercise/Redemption Agreements. Pursuant to the warrant agreement governing the Series W Warrants, the Series W Warrants held by the Company’s founders, members of management or their affiliates from prior to the IPO are not subject to redemption as long as such warrants remain held by them. In addition, pursuant to letter agreements between the Company and each of HCFP/Capital Partners III LLC and Pavilion Venture Partners LLC, the Series W Warrants held by them from prior to the IPO may be exercised on a cashless basis as long as such warrants remain held by them (or certain permitted transferees). HCFP/Capital Partners III LLC and Pavilion Venture Partners LLC have entered into a similar letter agreement with respect to the Series Z Warrants, and the warrant agreement governing the Series Z Warrants has a similar provision, so that HCFP/Capital Partners III LLC and Pavilion Venture Partners LLC, and the Company’s other founders, members of management and their affiliates, will have the same rights with respect to any Series Z Warrants issued to them in this Offer.

Other Agreements. The Company has retained Continental Stock Transfer & Trust Company to act as the Depositary. In addition, directors, officers, and employees of either us or our affiliates may contact holders of Series W Warrants by hand, mail, telephone, or facsimile regarding the Offer and may request brokers, dealers, and other nominees to forward the Offer Letter and related materials to beneficial owners of the Series W Warrants. Such directors, officers, and employees will not be specifically compensated for providing such services. Continental Stock Transfer & Trust Company will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

9.	FINANCIAL INFORMATION REGARDING THE COMPANY

The financial information included under Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and under Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, is incorporated herein by reference. The full text of all such filings with the SEC, as well as other documents we have filed with the SEC prior to, or will file with the SEC subsequent to, the filing of the Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.

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Summary Financial Information

The following is a summary of historical consolidated statement of operations data and consolidated balance sheet data as of and for each period indicated. The summary historical consolidated financial data as of December 31, 2016 and 2015, and for the year ended December 31, 2016, are derived from, and should be read in conjunction with, our audited financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K filed with the SEC on February 16, 2017 and amended on April 4, 2017. The summary historical consolidated financial data as of and for the three month period ended September 30, 2017 are derived from, and should be read in conjunction with, our unaudited financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2017.

Summary Consolidated Statement of Operations Data:

	For the Three Months Ended September 30, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
	(unaudited)
Operating Data:
Revenues	$—	$—	$—
Formation and operating costs	1,967,988	3,931,264	1,287,273
Research and development costs	704,866	1,719,578	489,327
Net loss	(5,129,318)	(5,650,851)	(1,776,600)
Net loss per common share – basic and diluted	(0.38)	(0.44)	(0.16)
Weighted average number of shares outstanding – basic and diluted	13,332,629	12,972,153	11,278,755

Summary Consolidated Balance Sheet Data and Book Value Per Share:

	September 30, 2017	December 31, 2016	December 31, 2015
	(unaudited)
Balance Sheet Data:
Cash	3,111,456	585,680	$767,268
Total current assets	3,214,728	741,170	776,029
Total assets	3,232,722	870,419	1,214,090
Total current liabilities	7,563,152	1,189,486	580,172
Total stockholders’ equity	(5,913,197)	(319,067)	633,918
Book value (loss) per share	$(0.44)	$(0.02)	$0.05

10.	CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

The conditions of the Offer are:

i.	there shall not have been instituted, threatened in writing, or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

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ii.	no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

iii.	in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

iv.	there shall not have occurred:

a.	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

b.	any material adverse change in the price of the Shares in U.S. securities or financial markets;

c.	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

d.	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

e.	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, as described in this Section 10, “Conditions; Termination; Waivers; Extensions; Amendments.” The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties, subject to a Series W Warrant holder’s right to challenge our determination in a court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Series W Warrants tendered by a Series W Warrant holder in connection with the Offer will be returned to such Series W Warrant holder and the Series W Warrants will expire in accordance with their terms on January 29, 2022 and will otherwise remain subject to their original terms.

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Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described above. Irrespective of any amendment to the Offer, all Series W Warrants previously tendered pursuant to the Offer and not accepted for exchange or withdrawn will remain subject to the Offer and may be accepted thereafter for exchange by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the exchange ratio for Series Z Warrants to Series W Warrants is adjusted, the Offer will remain open at least 10 business days from the date we first give notice of such change to Series W Warrant holders, by press release or otherwise.

Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service, Globe Newswire, or such other means of public announcement as we deem appropriate.

If for any reason the acceptance for exchange (whether before or after any Series W Warrants have been accepted for exchange pursuant to the Offer), or the exchange of, Series W Warrants subject to the Offer is delayed or if we are unable to accept for exchange, or exchange, Series W Warrants pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Series W Warrants may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the Series Z Warrants for Series W Warrants which we have accepted for exchange pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5),which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer. Notwithstanding the foregoing, tendered Series W Warrants may also be withdrawn if the Company has not accepted the Series W Warrants for exchange by the 40th business day after the initial commencement of the Offer.

Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the SEC which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Additional Information; Miscellaneous” in this Offer Letter.

11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to holders that own and hold Series W Warrants as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that exchange Series W Warrants for Series Z Warrants pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our Shares; holders that hold Series W Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; holders that received their Series W Warrants as compensation for the performance of services; or holders that are not U.S. persons (as defined for U.S. federal income tax purposes). Moreover, this summary does not address any state, local or foreign tax consequences or any U.S. federal non-income tax consequences of the exchange of Series W Warrants for Series Z Warrants pursuant to the Offer or, except as discussed herein, any tax reporting obligations of a holder. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

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If an entity treated as a partnership for U.S. federal income tax purposes holds Series W Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Series W Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Series W Warrants for Series Z Warrants pursuant to the Offer.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service (“IRS”) or a court, which could affect the tax consequences described herein.

The exchange of Series W Warrants for Series Z Warrants pursuant to the Offer should be treated as a “recapitalization” pursuant to which (i) no gain or loss should be recognized on the exchange of Series W Warrants for Series Z Warrants, (ii) a holder’s aggregate tax basis in the Series Z Warrants received in the exchange should equal the holder’s aggregate tax basis in its Series W Warrants surrendered in exchange therefor, and (iii) a holder’s holding period for the Series Z Warrants received in the exchange should include its holding period for the surrendered Series W Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Series W Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

Although the Company believes the exchange pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Series Z Warrants to an exchanging holder having a value in excess of the Series W Warrants surrendered by such holder, such excess value could be viewed as a constructive dividend under Section 305 of the Code. Although not free from doubt, it is expected that such constructive dividend, if any, should be considered a dividend of common stock on common stock, which generally should be nontaxable for most holders.

Holders are urged to consult their personal tax advisors concerning the tax consequences of an exchange pursuant to Offer based on their particular circumstances.

12.	FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of the Company’s control, may cause actual results to differ materially from those contained in the forward-looking statements. All forward looking statements included in this Offer Letter are based on information available to the Company as of the date hereof.

An investment in our Series Z Warrants, and the Common Stock underlying the Series Z Warrants, involves a high degree of risk. In addition to the risks identified below relating to the Offer, please refer to our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 16, 2017 and amended on April 10, 2017, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed on November 14, 2017, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed on August 11, 2017, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 22, 2017, for a discussion of risks relating to our business and an investment in our Series Z Warrants. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Common Stock, Series W Warrants, and Series Z Warrants could decline.

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Risks Related to the Offer

There is no guarantee that your decision whether to tender your Series W Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a holder may be able to sell its Series Z Warrants in the future following the completion of the Offer. If you choose to tender some or all of your Series W Warrants in the Offer, certain future events (including, without limitation, those described in Section 5.E, “Plans, Proposals, or Negotiations”), which may be significant and may happen quickly at any time in the future, may result in you realizing a lower value than you might have realized in the future had you not agreed to exchange your Series W Warrants. Similarly, if you do not tender your Series W Warrants in the Offer, you will continue to bear the risk of ownership of your Series W Warrants after the closing of the Offer, and there can be no assurance that you can sell your Series W Warrants in the future at an aggregate price that exceeds the price you would have received for your Series Z Warrants had you participated in the exchange, and or that you can otherwise realize greater value upon exercising the Series W Warrants than you would have realized upon exercising your Series Z Warrants. You should carefully review the terms of the Series W Warrants, including the warrant agreement governing the Series W Warrants, and consult your own individual tax and/or financial advisor for assistance on how the tender of your Series W Warrants may affect your individual situation.

Certain members of our Board are subject to conflicts of interest with respect to the Offer, and we did not obtain a “fairness opinion” in connection with the Offer.

Lishan Aklog, M.D., the Company’s Chairman and Chief Executive Officer, beneficially owns 7,937,544 Series W Warrants, which includes those held by HCFP/Capital Partners III LLC and Pavilion Venture Partners LLC, each an affiliate of Dr. Aklog, and will be entitled to participate in the Offer with respect to such warrants on the same terms and conditions as the other holders of Series W Warrants. Dr. Aklog intends to tender such Series W Warrants in the Offer. As of February 16, 2018, the Series W Warrants beneficially owned by him represent approximately 75.4% of the outstanding Series W Warrants. We did not obtain a “fairness opinion” in connection with the Offer.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer to Exercise.

Although our Board of Directors has approved the Offer, it makes no recommendation as to whether holders of Series W Warrants should accept the Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Series W Warrants for purposes of negotiating the terms of the Offer. We cannot assure you that the value of the shares issued upon exercise of the Series Z Warrants will in the future equal or exceed the exercise price per share of the Series Z Warrants. We do not take a position as to whether you ought to participate in the Offer.

No rulings or opinions have been received as to the tax consequences of the Offer to holders of Series W Warrants.

The tax consequences that will result to the Series W Warrant holder that participates in the Offer are not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters. Series W Warrant holders must therefore rely on the advice of their own tax advisors in assessing these matters. For a general discussion of certain tax considerations, see Section 11, “Material U.S. Federal Income Tax Consequences.”

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If the Offer is successful, the liquidity of the market for the Series W Warrants may be substantially reduced.

If the Offer is successful, the holders of Series W Warrants who tender their Series W Warrants will receive Series Z Warrants. Accordingly, the number of outstanding Series W Warrants may be substantially reduced. To the extent the Offer is successful, the market for any remaining Series W Warrants, which are quoted on Nasdaq, may be substantially less liquid. In addition, if the Series W Warrants cease to have two active market makers as a result of a decrease in trading of the warrants, the Series W Warrants may be delisted from the Nasdaq Capital Market.

Resales of Common Stock issued pursuant to exercise of Series Z Warrants issued in the Offer may adversely affect the price of our Common Stock.

Series Z Warrants issued in the Offer will be freely tradable, unless held by affiliates or issued in exchange for restricted securities as defined in Rule 144 under the Securities Act. In light of the current trading volume of our Common Stock, if, after this Offer the new holders of Series Z Warrants were to exercise their Series Z Warrants for shares of Common Stock, such exercises, and any subsequent sales by them of such shares of Common Stock, could have a negative impact on the trading price of our Common Stock.

Our outstanding warrants and other convertible securities may have an adverse effect on the market price of our Common Stock.

Other than the Series W Warrants, we currently have outstanding warrants and other convertible securities to purchase an aggregate of 5,888,293 shares of our Common Stock, including (i) 301,416 shares of issuable upon conversion of our Series A Preferred Stock, (ii) 268,001 shares of issuable upon exercise of our Series A Warrants, (iii) 357,259 shares issuable upon conversion of our Series A-1 Preferred Stock, (iv) 279,837 shares issuable upon exercise of our Series A-1 Warrants, (v) 1,473,640 shares issuable upon exercise of our Series S Warrants, (vi) 106,000 shares issuable upon exercise of the unit purchase option granted to the selling agents in our IPO, and (vii) 3,102,140 shares issuable upon exercise of our employee stock options. In addition, each Series A Warrant is exchangeable for four Series X Warrants, each to purchase one share of Common Stock, and each Series A-1 Warrant is exchangeable for either five Series W Warrants or four Series X-1 Warrants, each to purchase one share of Common Stock. Furthermore, dividends on the Series A Preferred Stock may be paid in additional shares of Series A Preferred Stock or in shares of our Common Stock. We have an effective registration statement under the Securities Act registering the issuance of the shares underlying the employee stock options and the resale to the public of the shares of our Common Stock underlying the Series A Preferred Stock, the Series A Warrants, the Series X Warrants issuable in exchange for the Series A Warrants, and certain of the Series W Warrants that previously were issued in private placements. Additionally, we have filed a registration statement under the Securities Act registering the resale to the public of the shares of our Common Stock underlying the Series A-1 Preferred Stock, the Series A-1 Warrants, the Series X-1 Warrants and Series W Warrants issuable in exchange for the Series A-1 Warrants, and the Series S Warrants. The sale, or even the possibility of sale, of such shares could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent our warrants or other convertible securities, or any additional warrants or other convertible securities, we issue, are exercised or converted, you may experience dilution to your holdings.

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If the Company’s proposed rights offering is completed, it could result in additional dilution of our stockholders and could cause the price of our Common Stock to fall.

The Company intends to conduct a rights offering. Pursuant to the rights offering, the Company expects to distribute to the holders of outstanding shares of its Common Stock, for no consideration, one transferable right to purchase a new unit of the Company’s securities for each share of Common Stock outstanding. Each unit is expected to be comprised of one share of Common Stock and one Series Z Warrant. The rights are expected to be exercisable at a price of $2.25 per unit. If the Company completes the rights offering, such offering may result in material dilution to the holders of the warrants, including Series W Warrants and Series Z Warrants.

There can be no assurance that we will complete the rights offering.

Although the Company intends to conduct the rights offering, there can be no assurance that the Company will complete the rights offering on the terms acceptable to the Company, or at all, and this Offer is not conditioned in any manner on the rights offering.

Risks Related to Ownership of the Series Z Warrants

The Series Z Warrants may not be listed for trading on Nasdaq.

As indicated above, we cannot guarantee that the Series Z Warrants will be approved for listing on Nasdaq. If the Series Z Warrants are not listed on Nasdaq in connection with this offering for whatever reason, we may still complete this Offer. As a result, the Series Z Warrants may be traded in the over-the-counter markets, such as the OTCQB market, which are inter-dealer markets that may provide significantly less liquidity than Nasdaq.

If we do not maintain a current and effective prospectus relating to the shares of Common Stock issuable upon exercise of our Series Z Warrants, holders will be able to exercise such warrants only on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the shares of Common Stock issuable upon exercise of the Series Z Warrants at the time that holders wish to exercise such warrants, they will be able to exercise them only on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933. As a result, the number of shares of Common Stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holder exercised his warrant for cash. Under the terms of the warrant agreement governing the Series Z Warrants, we have agreed to use our best efforts to meet these conditions and to maintain a current and effective prospectus relating to the shares of Common Stock issuable upon exercise of the warrants commencing no later than October 31, 2018 through the expiration of the warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our company may be reduced. Notwithstanding the foregoing, the Series Z Warrants issued in exchanges for the Series W Warrants acquired by our stockholders from prior to our IPO may be exercisable for unregistered shares of Common Stock for cash even if the prospectus relating to the shares of Common Stock issuable upon exercise of the warrants is not current and effective.

An investor will only be able to exercise a Series Z Warrant if the issuance of shares of Common Stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the Series Z Warrants.

No Series Z Warrants will be exercisable for cash and we will not be obligated to issue shares of Common Stock unless the shares of Common Stock issuable upon such exercise have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. The Common Stock is presently listed on a national securities exchange, which would provide an exemption from registration in every state. However, we cannot assure you that the Common Stock will remain listed. If the shares of Common Stock issuable upon exercise of the Series Z Warrants are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Series Z Warrants may be deprived of any value, the market for the Series Z Warrants may be limited and they may expire worthless if they cannot be sold.

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We may amend the terms of the Series Z Warrants in a way that may be adverse to holders with the approval by the holders of a majority of the then outstanding warrants.

The Series Z Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. The warrant agreement requires the approval by the holders of a majority of the then outstanding Series Z Warrants (including the warrants issued to our management and their affiliates, which will represent approximately 75.4% of the warrants after this Offer, assuming all such warrants are tendered in this Offer) in order to make any change that adversely affects the interests of the registered holders. Accordingly, immediately after this offering, our management will have the ability to amend the terms of the Series Z Warrants in a manner adverse to all holders.

We may redeem the Series Z Warrants at a time that is not beneficial to investors.

We may call our Series Z Warrants for redemption at any time after the redemption criteria described elsewhere in this prospectus have been satisfied. If we call such warrants for redemption, holders may be forced to accept a nominal redemption price or sell or exercise the warrants when they may not wish to do so.

Our ability to require holders of our warrants to exercise the Series Z Warrants on a cashless basis will cause holders to receive fewer shares of Common Stock upon their exercise of their warrants than they would have received had they been able to exercise their warrants for cash.

If we call our Series Z Warrants for redemption after the redemption criteria described elsewhere in this Offer Letter have been satisfied, we will have the option to require any holder that wishes to exercise its Series Z Warrant to do so on a “cashless basis.” If we choose to require holders to exercise their Series Z Warrants on a cashless basis, the number of shares of Common Stock received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in the Company.

13.	THE DEPOSITARY

We have retained Continental Stock Transfer & Trust Company to act as the Depositary, in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer Letter.

14.	FEES AND EXPENSES

The Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers, or other persons for soliciting tenders of Series W Warrants pursuant to the Offer. Series W Warrant holders holding Series W Warrants through a broker, dealer, commercial bank, trust company, or other nominee are urged to consult such nominees to determine whether transaction costs may apply if Series W Warrant holders tender Series W Warrants through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies, and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Series W Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company, or other nominee has been authorized to act as our agent or the agent of the Depositary for purposes of the Offer.

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15.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 16, 2017, as amended April 4, 2017;

2.	Quarterly Reports on Form 10-Q for the quarter ended September 30, 2017, filed on November 14, 2017, for the quarter ended June 30, 2017, filed on August 11, 2017, and for the quarter ended March 31, 2017, filed on May 22, 2017; and

3.	The description of the Common Stock in the Company’s Registration Statement on Form 8-A filed with the SEC on January 28, 2016 under Section 12(b) of the Exchange Act.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14, or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO to which this Offer Letter relates modifies or supersedes that statement.

You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Company at the telephone numbers and address set forth on the back cover of this Offer to Purchase and Exchange.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to:

PAVmed Inc.

One Grand Central Place, Suite 4600

New York, New York 10165

(212) 949-4319

Attention: Investor Relations

Sincerely,

PAVmed Inc.

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The Depositary is Continental Stock Transfer & Trust Company. The Letter of Transmittal and certificates representing Series W Warrants, and any other required documents should be sent or delivered by each holder of Series W Warrants or such holder’s broker, dealer, commercial bank, trust company, or other nominee to the Depositary at one of its addresses set forth below.

THE DEPOSITARY FOR THE OFFER IS:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

BY MAIL, HAND, OR OVERNIGHT DELIVERY:

IF DELIVERING BY MAIL: CONTINENTAL STOCK TRANSFER & TRUST COMPANY Attn: Corporate Actions/PAVmed Offer P.O. Box 964 New York, NY 10274-0964	IF DELIVERING BY HAND OR COURIER: CONTINENTAL STOCK TRANSFER & TRUST COMPANY Attn: Corporate Actions/PAVmed Offer One State Street, 30th Floor New York, NY 10004

BY FAX:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

FAX: (212) 616-7610

CONFIRM BY TELEPHONE:

(917) 262-2378

PAVMED INC.

One Grand Central Place, Suite 4600

New York, New York 10165

Telephone: (212) 949-4319

Requests for additional copies of the Offer Letter, the Letter of Transmittal or other documents related to the offer may also be directed to the Depositary.